Exhibit 99.1

Demandware Announces Change to its Board of Directors

BURLINGTON, Mass.--(BUSINESS WIRE)--July 20, 2015--Demandware®, Inc. (NYSE: DWRE), the industry-leading provider of enterprise cloud commerce solutions, today announced that Stephan Schambach is stepping down from the Demandware Board of Directors. Most recently, Mr. Schambach served as Chairman of the Board Emeritus. Mr. Schambach plans to pursue opportunities to invest in and advise early stage technology companies.

“I would like to thank Stephan for his unwavering commitment and considerable contributions to Demandware since founding the company in 2004,” said Tom Ebling, CEO and Chairman of the Board of Demandware. “Driven by Stephan’s passion and entrepreneurial vision, Demandware fundamentally changed digital commerce by bringing to market a highly scalable, customizable cloud commerce platform for the enterprise. His contributions to Demandware and his commitment to building a corporate culture based on innovation have positioned us well to execute our strategy to disrupt retail by extending our cloud platform deeper into the store. We wish Stephan well in his future endeavors.”

Mr. Schambach is a Founder of Demandware and has served on its Board of Directors since the company’s inception in February 2004. Mr. Schambach also served as Demandware’s President and Chief Executive Officer from February 2004 until November 2007 and as Executive Chairman from November 2007 until August 2010. Prior to founding Demandware, Mr. Schambach served as Chief Executive Officer of Intershop Communications AG, an e-commerce company that he founded in 1992 and brought public in 1998.

About Demandware

Demandware, the category-defining leader of enterprise cloud commerce solutions, empowers the world’s leading retailers to continuously innovate in our complex, consumer-driven world. Demandware’s open cloud platform provides unique benefits including seamless innovation, the LINK ecosystem of integrated best-of-breed partners, and community insight to optimize customer experiences. These advantages enable Demandware customers to lead their markets and grow faster. For more information, visit http://www.demandware.com, call +1-888-553-9216 or email info@demandware.com.

Demandware is a registered trademark of Demandware, Inc.

CONTACT:
Erica Smith
Vice President, Investor Relations
Demandware
781-425-1222
esmith@demandware.com